Exhibit 10.4

                          ARINCO COMPUTER SYSTEMS INC.
                                20 Dayton Avenue
                               Greenwich, CT 06830

                                                                  March 28, 2000

Cary S. Fitchey
20 Dayton Avenue
Greenwich, CT  06830

Dear Mr. Fitchey:

         I am pleased to submit to you the following offer of employment with Arinco Computer Systems Inc., a New Mexico corporation (the "Company").

         1. Title; Duties. At the commencement of your employment, the Company shall employ you and you shall accept employment as President and Chief Executive Officer of the Company and you shall have such authority and perform such duties of an executive and managerial nature as are consistent with such title and status. You shall devote substantial business time, skill and efforts to the performance of your duties to the Company. However, the Company is aware that you are now engaged, and from time to time hereafter may become engaged, in other businesses, ventures and opportunities and that you intend to devote a substantial amount of time to such businesses, ventures and opportunities. The Company expressly consents to such activities and agrees that such activities shall not constitute a breach of this Letter Agreement.

         2. Commencement; At-Will Employment. Your employment shall commence, and this Letter Agreement shall become effective, on the Closing Date (as defined in the Securities Purchase Agreement by and between the Company and Pangea Internet Advisors LLC, a Delaware limited liability company ("Pangea"), dated as of March 9, 2000 (the "Purchase Agreement")). You shall be an at-will employee and, accordingly, your employment by the Company may be terminated by the Company or by you at any time for any reason or for no reason.

         3. Salary. During your employment, you will be paid a base salary at an annual rate of $150,000, payable in bi-weekly installments, subject to adjustment at the discretion of the Board of Directors of the Company. During your employment, you shall also be entitled to payment of or reimbursement for all reasonable and properly documented out-of-pocket expenses incurred or paid by you in connection with the performance of your duties hereunder and in accordance with the general expense reimbursement policy of the Company then in effect.
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         4. Benefits. During your employment, you shall be entitled to participate in the employee benefit plans and programs, if any, which are maintained by the Company for similarly situated employees of the Company.

         5. Business Opportunity Allocation. You acknowledge that you have read the Business Opportunity Allocation and Miscellaneous Services Agreement by and between the Company and Pangea dated as of the Closing Date (the "BOA Agreement"). During your employment, and for so long as you are a Pangea Affiliate (as defined in the BOA Agreement), you shall observe all requirements and obligations imposed on the Pangea Affiliates pursuant to the BOA Agreement, including the referral, through Pangea, of investment opportunities meeting the Referral Requirements (as defined in the BOA Agreement) to the Company in accordance with Section 1 of the BOA Agreement. The Company hereby renounces any interest it may have in any Other Opportunity (as defined in the BOA Agreement) and renounces any expectancy that any Other Opportunity be offered to it, such that, as a result of such renunciation, you (A) shall have no duty to communicate or present such Other Opportunity to the Company, shall have the right to hold such Other Opportunity for your or your affiliates' (and the respective officers, directors, agents, shareholders, members, partners, or subsidiaries of such affiliates) own account, or to recommend, assign or transfer such Other Opportunity to persons other than the Company and (B) shall not breach any duty you may have to the Company by reason of the fact that you pursue or acquire such Other Opportunity for yourself, direct, assign or transfer such Other Opportunity to another person, or do not communicate information regarding such Other Opportunity to the Company.

         6. Indemnification. The Company shall indemnify, in the manner and to the fullest extent permitted by applicable law and the by-laws of the Company, you (or your estate) in the event you (or your estate) were or are a party to, or are threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that you are or were a director, officer, employee, or agent of the Company, or are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees) ("Expenses"), judgments, fines and amounts paid in settlement actually and reasonably incurred by you (or your estate) in connection with such action, suit or proceeding (including, without limitation, in connection with the defense or settlement of such action, suit or proceeding). To the extent and in the manner provided by applicable law, any such Expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, even if you are alleged to have not met the applicable standard of conduct required under this Section 6 or are alleged to have committed conduct such that, if true, you (or your estate) would not be entitled to indemnification under this Section 6, upon receipt of an undertaking, which need not be secured, by or on behalf of you (or your estate) to repay such amount if it shall ultimately be determined that you (or your estate) are not entitled to be indemnified by the Company as authorized in this Section. The Company's obligations under this Section 6 shall survive any termination of this Letter Agreement or any termination of your employment.

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         7. Insurance. During your employment, the Company shall maintain liability and director's and officer's insurance provided by a reputable insurer in amounts appropriate for a public company engaged in business (in nature and size) like the Company's business on your behalf.

         8. Miscellaneous.

         (a) Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Letter Agreement shall be in writing and shall be deemed to have been delivered, given and received for all purposes (i) if delivered personally, with a copy transmitted by telephonic facsimile, to the party or to an officer of the party to whom the same is directed or (ii) whether or not the same is actually received, if sent by registered or certified mail, postage and charges prepaid, with a copy transmitted by telephonic facsimile addressed as follows:

                  If to the Company:

                           Arinco Computer Systems Inc.
                           20 Dayton Avenue
                           Greenwich, CT  06830
                           Telephone:  203-661-4431
                           Facsimile:  203-661-1331

                           Attention:  Chief Executive Officer

                  If to Employee:

                           Cary S. Fitchey
                           20 Dayton Avenue
                           Greenwich, CT  06830
                           Telephone:  203-661-4431
                           Facsimile:  203-661-1331

Any such notice shall be deemed to be delivered, given and received as of the date so delivered, if delivered personally, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

         (b) Governing Law. This Letter Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

         (c) Counterpart Execution. This Letter Agreement may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

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         (d) Amendments. This Letter Agreement may only be amended upon the written consent of all of the parties hereto.

         (e) Entire Understanding; No Third Party Beneficiaries. This Agreement and the BOA Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as provided in
Section 6, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         (f) Successors and Assigns. The Company may assign this Letter Agreement to a successor, affiliate or subsidiary, provided that no such assignment shall relieve the Company of its obligation hereunder. This Letter Agreement is a personal contract and your rights and interests hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by you, except as otherwise expressly permitted by the provisions of this Letter Agreement. Nothing in this Section 8(f) shall preclude (i) you from designating a beneficiary to receive any benefit payable hereunder upon your death, or (ii) the executors, administrators, or other legal representatives of yours or your estate from assigning any rights hereunder to distributees, legatees, beneficiaries, testamentary trustees or other legal heirs of yours. This Letter Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (g) Severability. If any provision of this Letter Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Letter Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each other provision hereof shall continue to be valid and shall be enforceable to the fullest extent permitted by law.

         (h) Headings. All descriptive headings of sections and paragraphs in this Letter Agreement are intended solely for convenience, and no provision of this Letter Agreement is to be construed by reference to the heading of any section or paragraph.

         (i) Withholdings. All payments to you under this Letter Agreement shall be reduced by all applicable tax withholding required by federal, state or local law.

         (j) Termination of Agreement. This Letter Agreement shall terminate and have no further force and effect if the Purchase Agreement is terminated.

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         If the foregoing is acceptable, please indicate your agreement by signing in the space designated below.

                                      Sincerely,

                                      ARINCO COMPUTER SYSTEMS INC.


                                      By: /s/ William P. O'Donnell
                                          ------------------------
                                          Name:  William P. O'Donnell
                                          Title: Managing Director and Secretary

AGREED AND ACCEPTED BY:

/s/ Cary S. Fitchey
-------------------
Name: Cary S. Fitchey

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                                   Schedule A
                                   ----------

         The agreements which have not been included in this Exhibit are: the Employment Agreements by and between Arinco Corporate Systems Inc. and each of William Avery, David M. Roberts, William P. O'Donnell and Frederick G. Noell. The only differences between those agreements and this agreement are (a) the party thereto, (b) the individual's title in Section 1 and (c) the individual's salary in Section 3, which are as follows:

                                    Title                     Salary
                                    -----                     ------
William Avery                 Managing Director              $150,000
David M. Roberts              Managing Director              $100,000
William P. O'Donnell          Managing Director              $ 75,000
Frederick G. Noell            Managing Director              $ 75,000